Exhibit 5

LOCK-UP AGREEMENT

This lock-up agreement (this “Agreement”) is dated as of April 17, 2022, by and between Flexible Solutions International Inc., an Alberta, Canada corporation (including any of its successors or assigns, “FSI”), and the undersigned stockholder (the “Holder”). Each of FSI and the Holder may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, FSI has entered into an Agreement and Plan of Merger and Reorganization with Lygos, Inc., a Delaware corporation (the “Company”), FSI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and FSI Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”) (as amended or modified from time to time in accordance with the terms of such agreement, the “Merger Agreement”), pursuant to which, among other things, on the date hereof, Merger Sub I merged with and into the Company, with the Company surviving as a subsidiary of FSI (the “First Merger”), and immediately following the consummation of the First Merger, the Company merged with and into Merger Sub II, with Merger Sub II being the surviving entity;

WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Shares held by the Holder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
Lock-Up

Section 1.1 Lock-Up.

(a) The Holder shall not Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by the Holder during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 1.2. The “Lock-Up Period” shall be the period commencing on the date hereof and ending on April 8, 2023. The term “Lock-Up Shares” means (i) any Common Stock held by the Holder as of the date hereof and (ii) any Equity Securities of FSI that would be considered to be “Lock-Up Shares” pursuant to Section 2.9.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and FSI shall refuse to recognize any such Transfer for any purpose.

(c) The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, shares of Common Stock Beneficially Owned by the Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

(d) Notwithstanding any other provision of this Agreement, the Holder may sell to FSI, and FSI may purchase from the Holder, up to 1,000,000 Lock-Up Shares immediately after the Effective Time for a per share purchase price not to exceed $7.50.

Section 1.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of FSI, any of its Lock-Up Shares to (a) any of its Permitted Transferees, upon written notice to FSI or (b) (i) a bona fide charitable organization, upon written notice to FSI; (ii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an individual, pursuant to a qualified domestic relations order; (iv) in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (v) pursuant to transactions of FSI Shares or other securities convertible into or exercisable or exchangeable for FSI Shares acquired in open market transactions after the Closing; (vi) pursuant to the exercise of any options or warrants to purchase FSI Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (vii) Transfers to FSI to satisfy tax withholding obligations pursuant to FSI’s equity incentive plans or arrangements, but only to the extent permitted pursuant to the terms of FSI’s equity incentive plans; (viii) Transfers to FSI pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by FSI or the Company or forfeiture of the Holder’s shares in FSI or the Company or other securities convertible into or exercisable or exchangeable for shares in FSI or the Company in connection with the termination of the Holder’s service to FSI or the Company; (ix) pursuant to the entry, by the Holder, at any time after the Closing, into any trading plan providing for the sale of FSI Shares by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any FSI Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; (x) pursuant to transactions solely to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties thereto, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 or Section 351 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes) solely to the extent that such income tax obligations are actually due and required to be paid prior to the expiration of the Lock-Up Period; or (xi) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of FSI’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the date hereof; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor or a Transferee pursuant to clause (a) or (b) above pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. To the extent a Transfer of Lock-Up Shares is made during the Lock-Up Period with the prior consent of FSI, such consent shall also apply to a proportionate number of Lock-Up Shares or other securities of FSI owned by Holders party to a Lock-Up Agreement entered into in connection with the Merger Agreement.

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Section 1.3 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the Merger Agreement; provided that no Party shall be deemed an Affiliate of FSI or any of its Subsidiaries for purposes of this Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, a Transfer with respect to any Equity Securities shall, for purposes of this Agreement, mean that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

“Certificate of Incorporation” means the certificate of incorporation of FSI, as in effect on the date hereof, and as the same may be amended from time to time.

“Common Stock” means, as applicable, (a) the common stock, par value $0.001 per share, of FSI, or (b) following any consolidation, merger, reclassification or other similar event involving FSI, any shares or other securities of FSI or any other Person that are issued or issuable in consideration for the common stock of FSI or into which the common stock of FSI is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event, in each case, including any shares of Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Common Stock and.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person and (b) any Affiliate of such Person (including any partner, limited partner, stockholder, shareholder, member controlling or under common control with such Member and Affiliated investment fund or vehicle) of such Person, but excluding any Affiliate under this clause (b) who operates or engages in a business which competes with the business of FSI or its subsidiaries and any portfolio company.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition (whether by operation of law or otherwise), contract or legally binding agreement to undertake any of the foregoing, by the Transferor and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), contracts or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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ARTICLE II
Miscellaneous

Section 2.1 Notices. All notices, requests, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by e-mail, (b) on the next Business Day when sent by overnight courier or (c) on the second (2nd) succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to FSI, to:

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: Richard Smith

John Bautista

E-mail: rsmith@orrick.com

jbautista@orrick.com

if to the Holder, to the address set forth on the signature page of the Holder hereto.

All such notices, requests, demands, waivers and other communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 2.2 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted hereunder, the Holder may not assign such Holder’s rights or obligations under this Agreement, in whole or in part, without the prior written consent of FSI and the Company. Any such assignee may not again assign those rights, other than in accordance with this Section 2.2(a). Any attempted assignment of rights or obligations in violation of this Section 2.2(a) shall be null and void.

(b) All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof.

(c) Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto; provided, however, that the Company and any successor or assign thereto shall be a third party beneficiary of this Agreement entitled to enforce this Agreement on behalf of FSI as if the Company had been a signatory hereto.

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Section 2.3 Termination. The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.

Section 2.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions hereof, to the extent permitted by Law, shall remain in full force and effect.

Section 2.5 Entire Agreement; Amendments; No Waiver.

(a) This Agreement, together with Exhibit A to this Agreement, the Merger Agreement, and all other documents required in connection with the Contemplated Transactions, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b) No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of FSI and the Company; provided that any such amendment or modification that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder; provided, further, that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 2.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

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Section 2.7 Governing Law; Consent to Jurisdiction, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Legal Proceedings related hereto), including matters of validity, construction, effect, performance and remedies. Each Party hereby agrees, and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees, that any Legal Proceeding shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Proceeding that is filed in accordance with this Section 2.7 is pending before a court, all Legal Proceedings, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Proceeding, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum, or (e) the venue of such Legal Proceeding is improper. A final judgment in any Legal Proceeding described in this Section 2.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HEREBY UNCONDITIONALLY WAIVES, AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL PROCEEDING IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL PROCEEDING A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 2.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 2.9 Subsequent Acquisition of Shares. Any Equity Securities of FSI or the Company acquired by issuance from FSI or the Company subsequent to the date hereof and prior to the expiration of the Lock-Up Period by the Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Lock-Up Shares” as such term is used in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, FSI and the Holder have duly executed this Agreement as of the date first written above.

FSI:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

By:	/s/ John Bientjes
Name:	John Bientjes
Title:	Director, Audit Committee Chair and Compensation Committee Member

HOLDER

/s/ Daniel B. O’Brien
Name: Daniel B. O’Brien

Address:
3-1287 Verdier Ave
Brentwood Bay, BC,
Canada, V8M 1H1
Email: dan@flexiblesolutions.com

[Signature Page - Lock-Up Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Lock-Up Agreement (each as defined below), made as of                         , is between                          (“Transferor”) and                          (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                          Equity Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Lock-Up Agreement, dated as of [____], 2021, by and between Flexible Solutions International, Inc. (“FSI”) and Transferor (the “Lock-Up Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock-Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock-Up Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock-Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock-Up Agreement, and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

Section 1.4 Notice. Any notice, request, demand, waiver or other communications under the Lock-Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.1 of the Lock-Up Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Actions related hereto), including matters of validity, construction, effect, performance and remedies.

Section 1.6 Counterparts. This Joinder may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Flexible Lockup Agreement O’Brien Bill Chgs. 4-8-22

[Signature Page to Joinder]